 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated October 18, 2011, for the period February 10, 2010 (Inception) through December 31, 2010, related to the financial statements of Sagebrush Gold Ltd., and also consent to the inclusion of our report dated October 18, 2011, for the period November 30, 2009 (Inception) through December 31, 2009, related to the financial statements of Golden Empire, LLC., and the unaudited interim financial statements for the nine months ended September 30, 2011, which appear in Sagebrush Gold Ltd. to Registration Statement on Form S-1 filed on or about January 18, 2012.

KBL, LLP
KBL, LLP
New York, NY
January 18, 2012

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